Exhibit 99.1

Contacts:	Media	Analysts
	Joe Muehlenkamp	Douglas Fischer
	314.554.4135	314.554.4859
	jmuehlenkamp@ameren.com	dfischer@ameren.com

For Immediate Release

Retired Chairman and CEO of Unisys Elected to Ameren Board of Directors

ST. LOUIS (Feb. 13, 2015) — The board of directors of Ameren Corporation (NYSE: AEE) announced today that J. Edward Coleman, retired chairman and chief executive officer of Unisys Corporation, has been elected to the Ameren board of directors effective Feb. 16. Coleman spent six years leading Unisys (NYSE: UIS), a publicly-traded global information technology company that employs approximately 22,000 people worldwide.

“Ed Coleman’s decades of successful leadership in the information technology sector will be a valuable asset to our company and our board of directors,” said Warner L. Baxter, Ameren’s chairman, president and chief executive officer. “That background, coupled with his extensive experience serving on public company boards of directors, will help guide us as we seek to continue to deliver superior value to our customers and our shareholders.”

Coleman became chief executive officer of Gateway, Inc. in 2006, and he remained with the company until 2008. Coleman joined Gateway from Arrow Electronics Inc., a global distributor of products and services to industrial and commercial users of electric components and computer parts. While at Arrow, Coleman served as senior vice president and president of enterprise computing solutions from 2005 to 2006.

Before joining Arrow in 2005, Coleman served as chief executive officer of CompuCom Systems, Inc. from 1999 to 2004 and as business development executive and director of marketing for Computer Sciences Corporation from 1995 until 1999. Coleman also spent 17 years with IBM Corporation, where he held various executive positions.

Coleman has been a member of several public company boards, including Unisys. He currently serves on the Lexmark International, Inc. board of directors.

Coleman holds a Bachelor of Science degree in economics from the College of William & Mary and a Master of Business Administration degree from Indiana University.

Coleman’s election increases the size of the Ameren board of directors from 11 members to 12.

St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of 10,300 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.

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